EXHIBIT 99.1

Vital Therapies Announces That Topline Results of VTL-308 Fail to Achieve Primary and Secondary Endpoints of Improvement in Survival

SAN DIEGO, Sept. 12, 2018 (GLOBE NEWSWIRE) -- Vital Therapies, Inc. (Nasdaq: VTL), a biotherapeutic company developing ELAD®, a cell-based therapy targeting the treatment of acute forms of liver failure, today announced that, while there was a numerical improvement in survival in the ELAD-treated group between three months and one year following randomization, the VTL-308 study failed to meet the primary endpoint of a significant improvement in overall survival through at least 91 days assessed using the Kaplan Meier statistical method.  The secondary endpoint of proportion of survivors at study day 91 also showed no statistically significant difference between the groups.

In light of these results, the Company does not believe the ELAD System can be approved in the United States or European Union, if ever, without additional clinical trials that would require substantial capital and time to complete.  Consequently, the Company will cease any further development of the ELAD System and explore strategic options.

“Although we did not achieve the outcome we were hoping for, we would like to thank those who made this trial possible, including our investigators and their staffs, the patients who were enrolled and their families, and all Vital Therapies employees,” said Russell J. Cox, the Company’s Chief Executive Officer.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting the treatment of acute forms of liver failure.  The Company’s ELAD System is an extracorporeal human allogeneic cellular liver therapy currently in phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California.  Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our Annual Report on Form 10-Q for the quarter ended June 30, 2018.  These forward-looking statements speak only as of the date hereof, and Vital Therapies, Inc. disclaims any obligation to update these statements except as may be required by law.

Investor Contact:

Vital Therapies, Inc.
Investor Relations
858-673-6840
InvestorRelations@vitaltherapies.com